Exhibit 99.1

Salem Media Group, Inc. Withdraws Q1 2020 Guidance Due to Impact of COVID-19

CAMARILLO, Calif.—(BUSINESS WIRE)—Salem Media Group, Inc. (NASDAQ:SALM) today announced it is withdrawing its revenue and operating expense guidance for the first quarter of 2020 due to the growing social and economic impact of the COVID-19 pandemic.

Based on current indications, Salem expects total first quarter 2020 revenue will be less than previously projected as a result of decreased revenues from advertising, programming, events and book sales. Due to continuing uncertainties regarding the ultimate scope and trajectory of COVID-19’s spread and evolution, the effects of the pandemic on Salem’s audiences, programmers and advertisers, and current and potential future governmental restrictions that may be adopted in the markets in which Salem operates, it is impossible to predict the total impact that the pandemic may have on Salem’s business.

About Salem Media Group, Inc.

Salem Media Group is America’s leading multimedia company specializing in Christian and conservative content, with media properties comprising radio, digital media and book and newsletter publishing. Each day Salem serves a loyal and dedicated audience of listeners and readers numbering in the millions nationally. With its unique programming focus, Salem provides compelling content, fresh commentary and relevant information from some of the most respected figures across the Christian and conservative media landscape. Learn more about Salem Media Group, Inc., at www.salemmedia.com, Facebook and Twitter @SalemMediaGrp.

Company Contact:

Evan D. Masyr

Executive Vice President & Chief Financial Officer

(805) 384-4512

evan@SalemMedia.com

Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties, including but not limited to the effects of COVID-19, the ability of Salem to close and integrate announced transactions, market acceptance of Salem’s radio station formats, competition from new technologies, adverse economic conditions, and other risks and uncertainties detailed from time to time in Salem’s reports on Forms 10-K, 10-Q, 8-K and other filings filed with or furnished to the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Salem undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.